Exhibit 10.1

FARMOUT AGREEMENT INDEX

1.                                       Exhibits

2.                                       Definitions

3.                                       Farmout Well(s)

3.1                                 Test Well

3.2                                 Substitute Well(s)

3.3                                 Earned Assignments-Produce to Earn

3.4                                 Acreage Assignment

3.5                                 Depths Earned

3.6                                 Term of Assignment

3.7                                 Extension by Drilling or Reworking

3.8                                 Continuous Development

4.                                       Reserved Working Interest

4.1                                 Reservation

4.2                                 Proportionate Reduction

5.                                       Abandonment of Wells

6.                                       Failure to Commence Operations or Cessation of Operations

6.1                                 Liquidated Damages-Test Well only

7.                                       Shut-In Payments

8.                                       Liability

9.                                       Title Information and Warranty of Title

9.1                                 Farmor and Farmee

10.                                 Notices and Well Information

10.1                           In General

10.2                           Notices

11.                                 Insurance

12.                                 Extensions, Renewals and New Leases

13.                                 General

13.1                           Audits

13.2                           Lease Obligations

13.3                           Laws and Regulations

13.4                           Permission to Enter

13.5                           Access to Well Location

13.6                           Section Titles

14.                                 Agreements Affecting Farmout Lands

14.1                           Farmee Bound

15.                                 Permission to Assign

16.                                 Reassignment

17.                                 Execution

17.1                           Ratification

17.2                           Effective Date

FARMOUT AGREEMENT

Farmor:	REEF PARTNERS 2001-A INCOME FUND LP
AND
REEF PARTNERS 2001-B INCOME FUND LP.
AND
REEF EXPLORATION, INC.

1901 North Central Expressway
Suite 300
Richardson, Texas 75080

Farmee:	Reef Global Energy I LP
1901 North Central Expressway
Suite 300
Richardson, Texas 75080

Area/Prospect:	Scherer B #3
Section 34-T4N-R15E

State:	Oklahoma

County:	Pittsburg

Effective Date:	February 1, 2003

Farmor represents, but does not warrant, that it is the owner of certain interest(s) in the oil and gas lease(s) (the “Leases”) covering the lands (“Lands”) described in Exhibit “A” to this Agreement.

Farmor agrees that Farmee may acquire an interest in the Leases insofar as they cover Lands in Section 34-T4N-R15E, Pittsburg County, Oklahoma under the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements provided in this Agreement, Farmor and Farmee agree as follows:

1.                                      EXHIBITS.

The following Exhibits, if checked, are attached and shall be considered part of this Agreement:

☒                                    Exhibit A - Lease Schedule.

2.                                      DEFINITIONS.

For the purpose of this Agreement, the following terms shall have the meaning set opposite each term.

(a)                                  “Completed Well” means a well which has been fully equipped for the taking of production through and including the tanks for an oil well and through and including the christmas tree for a gas well, or plugged and abandoned, if a dry hole.

(b)                                 “Contract Depth” shall mean:  10,500 feet or to a depth to sufficiently test the Middle Atoka sands whichever is lesser.

(c)                                  “Drilling Unit” means the area within the surface boundaries established or prescribed by field rules or special order of the applicable regulatory authority; e.g., the spacing unit, unit for production, proration unit, or participating area.  In the absence of any unit established or prescribed by field rules or special order of the applicable regulatory authority, and solely for the purposes of this Agreement, “Drilling Unit” shall also mean a 160 acre hypothetical unit if an earning well is completed as an oil well, or a 640 acre hypothetical unit if an earning well is completed as a gas well.  Any hypothetical unit is to be designated by Farmor.

(d)                                 “Outside Acreage” means farmout lands, which are outside the surface boundaries of a Drilling Unit as defined in Section 2. (b) Above.

(e)                                  “Earning Well” means any well drilled under the terms and conditions of this Agreement by which Farmee is entitled to receive an assignment.

(f)                                    “Lease Burdens” means any royalty, overriding royalty, production payment, and other similar burdens on production.

(g)                                 “Gas Well” means any well that is so classified by rules or special order of the applicable regulatory agency, or, in the absence of same, a well with a gas/oil ratio greater than or equal to 2,000 to 1.

(h)                                 “Oil Well” means any well that is so classified by rules or special order of the applicable regulatory agency, or, in the absence of same, a well with a gas/oil ratio of less than 2,000 to 1.

(g)                                 “Payout” means actual reasonable expenditures incurred in drilling, testing, completing, equipping, and operating the unit well, including a charge for supervision.

3.                                      FARMOUT WELL(S).

3.1                                 TEST WELL.  Farmee shall drill a well, the “Test Well”, strictly in accordance with the following well specifications:

(a)                                  Surface Location: Approximately 825’ FNL and 1900’ FWL, of Section 34, T4N R15E, Pittsburg County, Oklahoma

                                                Bottom Hole Location: 825’ FNL & 2850’ FWL of Section 34, T4N R15E, Pittsburg County, Oklahoma

(b)                                 Spud Deadline:  On or before March 31, 2003, Farmee must commence the actual drilling of a Test Well at the location specified in 3.1. (a).  Should an extension of commencement be necessary, Farmor agrees that it will not be unreasonably withheld and Farmor will extend the spud deadline to a date upon which Farmor and Farmee mutually agree.  Once operations are commenced, such operations shall continue with due diligence and in a workmanlike manner until actual inhole drilling of the Test Well is commenced.  Further, Farmor shall, on a best efforts basis, keep Farmee informed of any anticipated lease maintenance or possible other problems in connection with the Farmout Lands and Leases.  In turn, Farmee shall utilize its best efforts to conduct operations or take other action as may be required to maintain such Farmout Lands and Leases in full force and effect.

(c)                                  Completion attempt/Plugging Deadline:  Within 60 days after reaching total depth.

  2.                                 SUBSTITUTE WELL(S). (Check applicable provision.)

☒                                                                                   LOST HOLE OR DRY HOLE.  In the event any well is lost for any reason prior to being drilled to Contract Depth or Farmee has encountered during the drilling of any well mechanical difficulty or formation or condition which would render further drilling impracticable or impossible, or any well reaches Contract Depth and is completed as a dry hole, Farmee may plug and abandon such well and thereafter may continue its rights by commencing a Substitute Well (or Wells) for any such well (which has been lost or abandoned or completed as a dry hole) within one hundred eighty (180) days from the date the prior well was lost or completed as a dry hole.  Any Substitute Well drilled shall be drilled subject to the same terms and conditions and to the same depth as provided for the well so lost or abandoned or completed.  Any reference in this Agreement to the Test Well shall be deemed to be a reference to any well or wells which may be drilled as a Substitute Well.

3.3                                 EARNED ASSIGNMENTS-PRODUCE TO EARN.

On receipt of Farmee’s written request and as soon as practicable after Farmor is satisfied that Farmee has complied with all of its obligations (including, but not limited to, all geological requirements as set out in Exhibit “C”) under this Agreement with regard to the completion of the Test Well or Substitute Well(s) hereunder as a producer of oil and/or gas in paying quantities, Farmor shall deliver to Farmee an acreage assignment of Oil and Gas Lease(s) for the Earning Well as described in Section 3.4 below.  However, Farmor and Farmee agree that record title and the management of this Farmout Agreement may be held and administered by Reef Exploration, Inc.

3.4                                 ACREAGE ASSIGNMENT.

If an acreage assignment of Oil and Gas Lease(s) is earned, such assignment/lease shall cover the rights and lands described in Exhibit “A” and covering an undivided 100% of Farmor’s right, title and interest in and to the leases described on Exhibit “A”, subject to the reserved 15% Back-In-After-Payout Working Interest on Farmor’s leasehold described in Section 4 below, and subject to the depth limitations set out in Section 3.5.

PRODUCER

3.5                               DEPTHS EARNED.

If an assignment/lease is earned, the rights earned will be limited as follows:

☒                                                                                    Limited to the rights from the surface of the ground down to one hundred feet (100’) below the stratigraphic equivalent of the producing interval in the Earning Well or 10,500’ whichever is lesser.

3.6                                 TERM OF ASSIGNMENT.

The Assignment shall be for a term of one (1) year from the date of first production of the Earning Well and for so long thereafter as oil and/or gas are produced in paying quantities from the Leases or from lands validly pooled therewith or for so long as the Assignment is otherwise maintained in effect pursuant to the provisions hereof.

3.7                                 EXTENSION BY DRILLING OR REWORKING

If at the expiration of the 1-year term of the Assignment, oil and/or gas are not being produced from the Leases or lands validly pooled therewith, but Assignee is then engaged in drilling or reworking operations thereon, the Assignment shall remain in force so long as drilling or reworking operations are prosecuted (whether on the same day or different wells) with no cessation of more than sixty (60) consecutive days, and, if they result in production in paying quantities, for so long thereafter as oil and/or gas are produced in paying quantities from the Leases or lands validly pooled therewith.  If oil and/or gas on the Leases or lands validly pooled therewith should cease producing in paying quantities from any cause, the Assignment nevertheless shall continue in force and effect as long as additional drilling operations or reworking operations are conducted on the Leases or on lands validly pooled therewith, which additional operations shall be deemed to be had when not more than sixty (60) consecutive days elapse between the abandonment of operations on one well and the actual commencement of drilling on another well, and, if production in paying quantities is obtained, the Assignment shall continue as long thereafter as oil and/or gas is produced in paying quantities from the Leases or lands validly pooled therewith, and as long thereafter as additional operations, either drilling or reworking, are had thereon.

3.8                                 CONTINUOUS DEVELOPMENT

(a)                                  If Assignee, at the expiration of the 1-year term is engaged in actual drilling operations, the Assignment shall remain in full force and effect as to all lands covered hereby for so long as such operations continue to completion or abandonment and for so long thereafter as continuous development is conducted, being defined as no more than 180 days elapsing between the completion or abandonment of one well and the commencement of actual drilling operations on another well; or

(b)                                 If at the expiration of the 1-year term, Assignee is not conducting actual drilling operations, but Assignee has completed a well on the properties prior to the expiration of the 1-year term which is capable of producing oil and/or gas in paying quantities, the Assignment shall remain in full force and effect for so long as actual drilling operations on an additional well are commenced within 180 days following the expiration of the 1-year term, and the Assignment shall continue in force for so long thereafter as continuous development is conducted, being defined as no more than 180 days elapsing between the completion or abandonment of one well and the commencement of actual drilling operations on the next succeeding well.

(c)                                  At such time as Assignee (1) fails to commence said continuous development, or (2) once commenced, fails to continue same, the Assignment shall automatically terminate as to all land not included within a Drilling Unit assigned to a well then producing oil or gas in paying quantities.

4.                                      RESERVED WORKING INTEREST.

4.1                                 RESERVATION.

In any assignment hereunder, Farmor shall reserve a Fifteen Percent (15%) Back-in-after-Payout Working Interest of Farmor’s proportionate leasehold interest in the unit.  Farmor shall deliver to Farmee a net revenue interest lease including only existing lease burdens of record as of February 1, 2003.

4.2                                                                                PROPORTIONATE REDUCTION.

If Leases described in this Agreement cover less than the full leasehold estate in any Lands described under such Leases, or if Farmor’s interest in such Leases covering any Lands described under the Leases is less than the full leasehold estate, then the overriding royalty reserved out of production shall be payable in the proportion that Farmor’s interest bears to the full leasehold estate in the Lands.

5.                                      ABANDONMENT OF WELLS.

5.1                                                                                  In the event any well is completed hereunder as non-productive of oil and/or gas in paying quantities or ceases production, Farmee shall immediately give Farmor written notice via U.S. Post Office mail certified return receipt required or via facsimile transmission, of the proposed plugging and abandonment of that well. Farmor shall have ten days after receipt of that written notice within which to elect to take over the well for the purpose of conducting additional operations as it desires; except that if a drilling rig is on location, notice to plug and abandon may be given by telephone or by facsimile transmission on working days and Farmor’s response period shall be limited to forty-eight (48) hours, inclusive of Saturday, Sunday and legal holidays.  In the event Farmor fails to advise Farmee of its election within the prescribed period of time, the well shall be plugged and abandoned by Farmee.  If electing to do so, Farmor shall have the right to take over such well, using so far as necessary, at Farmor’s expense, the tools and workmen of Farmee.  If Farmor elects to take over a well, Farmor shall pay to Farmee the reasonable salvage value for material and equipment in and on the well, less the cost of salvaging, and acquire the well for Farmor’s own use and purposes.

5.2                                                                                In the event Farmor exercises the option provided in Section 5.1, all of Farmee’s right, title and interest in and to said non-earning well and the leases described and depicted on Exhibit “A” and “A-1” hereof shall terminate and revert to Farmor.  Any well and all subsequent production from the well shall be owned solely by Farmor and it shall have the sole right to operate and maintain the well and use, sell or otherwise dispose of all production as it may desire, without any limitation.  Farmor shall have the option to purchase from Farmee any items of equipment, fixtures and machinery in, on or around the well as Farmor may desire, paying the reasonable salvage value, such value being the reasonable value of the right to remove the items from the Lands less the cost of removal.  If Farmor and Farmee cannot agree on a reasonable salvage value, then the highest of three (3) bona fide written offers, the originals of which are to be submitted to Farmor, will be controlling as to items Farmor may desire to purchase.

5.3                                                                                Notwithstanding the automatic reverting and revesting of all right, title and interest into Farmor, Farmee shall promptly make, execute and deliver to Farmor any instrument or instruments reassigning and reconveying record title into Farmor, as and when requested.  Farmee agrees and all persons are given notice that, should the Lands at any time be reassigned or reconveyed in accordance with the terms of this Agreement, it shall be free and clear of any overriding royalty, payments out of production, net profit obligations or carried interests, or any obligation to which it may have been subjected by Farmee or Farmee’s assigns.  Any such obligations shall cease and terminate and be of no further force and effect as to any part of the Lands reassigned or reconveyed to Farmor, notwithstanding Farmor may have expressly or impliedly consented to the assignment or the instrument in which the obligation was reserved or created.  In the event Farmor exercises its option to take over a well, as provided above, and that well is the last or only producing well on the Lands, the reassignment shall cover all of the Lands then held by Farmee under the terms of this Agreement.

5.4                                                                                In the event Farmee abandons any well after Farmor fails to exercise its options, or fails to give Farmor a reasonable opportunity to consider its options, as provided in Section 5.1, this Agreement, as to the unearned portions of the Lease, shall automatically terminate, and Farmee shall have no rights as to any unearned portions of the Lease, but Farmee shall remain responsible for the cost of abandonment and restoration of the surface around any such well.  In the event Farmee fails to plug any well or fails to restore the surface around the well, to the satisfaction of the Surface Owner and Farmor, then Farmor, at its option, may plug the well and restore the surface around any well to its satisfaction, and Farmee shall reimburse Farmor for all costs incurred in connection with those operations.  Farmee shall comply with all statutory requirements and governmental rules and regulations in effect at the time of plugging any well not taken over, and Farmee agrees to fully defend, protect, indemnify, and hold Farmor harmless from and against each and every claim, demand or cause of action, expense or liability arising from Farmee’s failure to plug or properly plug any such well.

6.                                      FAILURE TO COMMENCE OPERATIONS OR CESSATION OF OPERATIONS.

6.1                                 LIQUIDATED DAMAGES-TEST WELL ONLY.

In the event the Test Well covenanted to be drilled, is not drilled in accordance with the requirements of this Agreement, the parties agree that the resulting damages to the Farmor will be indefinite, uncertain and speculative, and Farmor and Farmee agree that Farmee will pay to Farmor, as liquidated damages, the sum of ZERO Dollars, ($0.00), proportionate to the Farmors.  All Substitute Wells will be covered by the provisions of Section 6.1.

7.                                      SHUT-IN PAYMENTS.

7.1                                 SHUT-IN PAYMENTS.

Shut-in payments on Farmee’s well shall be made by Farmee or Farmee’s Operator.

If shut-in payments are made by Farmor, Farmee shall reimburse Farmor for 100% of the shut-in payment.

Until a Lease on the Lands is assigned in whole or in part to Farmee, Farmor shall be responsible for exercising due diligence and utilizing reasonable commercial efforts to pay all shut-in payments required to maintain the Lease(s) in effect and; within 30 days after receipt of invoice from Farmor, Farmee shall reimburse Farmor for 100% of the shut-in payments paid.  If Farmee fails to reimburse Farmor within the time specified, the balance of any unpaid shut-in payment invoice shall bear interest, monthly, at the rate of 10% per annum or the maximum contract rate permitted by the applicable usury laws in the state in which the Lands are located, whichever is the lesser, plus attorney’s fees, court costs and any other costs in connection with the collection of any unpaid balance.

After the Lease(s) has been assigned in whole or in part to Farmee, the responsibility for making such payments covering the assigned depths under said Lease(s)shall belong to Farmee.

The party responsible for paying shut-in payments shall not be liable to the other party for any loss resulting from any failure to properly do so.

8.                                      LIABILITY.

8.1                                                                                 All operations shall be conducted at the sole cost, risk and expense of Farmee in a proper and workmanlike manner and in accordance with all applicable laws and regulations of all constituted authorities, and Farmee shall defend, indemnify and hold Farmor and its officers, directors, agents, employees and invites harmless from all liability for damage (including attorney’s fees) to the person (including death) and/or property of all persons arising from the performance or non-performance of Farmee’s operations conducted under the terms of this Agreement.

8.2                                                                                 During the life of this Agreement the Farmee shall keep the Leases free and clear from all liens.

9.                                      TITLE INFORMATION AND WARRANTY OF TITLE.

9.1                                                                                  FARMOR.

Farmor agrees, on written request, to make available Farmee copies of the Leases and all title information in its possession within thirty (30) days of request.  Farmor shall neither be liable for the accuracy of any title information obtained by Farmee affecting the Leases covering the land.  This Agreement and title to the Lease(s) listed in Exhibit “A” are made without warranty of title, either express or implied.

10.                               NOTICES AND WELL INFORMATION.

10.1                           IN GENERAL.

All well data, information and notices to be given to Farmor, as provided in this Agreement, shall be given as provided in Exhibit “C”, with such Well data and information to be held confidential as between Farmor and Farmee, unless written consent is obtained by the party desiring to disclose such information to a third party.

10.2                                                                           NOTICES.

All notices, payments or other correspondence provided for in this Agreement, other than notices provided under Exhibit “C”, shall be given as follows:

Farmors:	REEF PARTNERS 2001-A INCOME FUND LP
REEF PARTNERS 2001-B INCOME FUND LP
REEF EXPLORATION, INC.
1901 North Central Expressway
Suite 300
Richardson, Texas 75080

Farmee:	Reef Global Energy I LP
1901 North Central Expressway
Suite 300
Richardson, Texas 75080

11.                               INSURANCE.

11.1                                                                         While operations are being conducted on the Lands Farmee agrees to acquire or cause to be acquired and/or maintain the following insurance:

(a)                                  Workmen’s Compensation in accordance with applicable state laws and when applicable extended to include coverage for maritime obligations, United States Longshoremen’s and Harbor Worker’s Compensation Act, Outer Continental Shelf Lands Act, Jones Act and Death on the High Seas Act.

(b)                                 Employer’s Liability, with limits of at least $1,000,000.00.

(c)                                  (i) Comprehensive General Liability, with limits of at least $6,000,000.00; (ii) Excess Liability with limits of at least $5,000,000.00 each occurrence.

(d)                                 Automobile Liability covering all owned, non-owned, and hired vehicles, with limits of at least $1,000,000.00

(e)                                  Other (Specify): O.E.E., with limits of at least $10,000,000.00

11.2                                                                           Farmee further agrees to name Farmor as an additional insured under items (c) and (d) above and further agrees to secure a waiver of subrogation in favor of Farmor under each of the insurance policies noted above.

12.                               EXTENSIONS, RENEWALS AND NEW LEASES.

Any and all extension of any of the Leases, in whole or in part, shall maintain and continue in effect the rights and interests reserved by Farmor in each of the Leases so extended and in the Lands covered by the Leases.  In the event an extension, renewal or new lease or leases covering the Lands, or a part of or interest in the Lands, or a part of or interest in a Lease, be acquired by Farmee, or by a third party wholly or partly for Farmee or Farmee’s benefit, within one hundred eighty days from either the date of the expiration of the primary terms of the Leases having the latest date, for the Leases remaining in their primary term; or from the date of the assignment, for the Leases which are beyond their primary term, the rights, interests and depths reserved and retained by Farmor shall attach and apply to each renewal or new lease, the land described and the estate created, with the same result and effect as such reserved and retained rights and interests attach and apply to the Leases, the Lands or the estates created by the Leases.

13.                               GENERAL.

13.1                           AUDITS.

Upon written notice to Farmee, Farmor may audit Farmee’s books and records relating to overriding royalty payments and/or calculation of Payout.  Such audit rights may be exercised any time while overriding royalties are payable and for a period of twenty-four (24) months after Farmor has received written notice that Payout status has been achieved, notwithstanding an earlier termination of this Agreement.

13.2                           LEASE OBLIGATIONS.

Farmee shall comply with all Lease obligations and requirements.

13.3                           LAWS AND REGULATIONS.

Farmee shall comply with all governmental laws, rules and regulations.

13.4                           PERMISSION TO ENTER.

Farmee shall obtain permission to enter the Lands from both the surface owner and tenants.  Further, Farmee agrees to settle surface damages and to clean up and restore the premises as nearly as possible to its original condition, and as provided for in 5.4 above.

13.5                           ACCESS TO WELL LOCATION.

Farmor’s employees and authorized representatives, at the sole risk of Farmor, shall have access to the derrick floor of any farmout well at all times.

13.6                           SECTION TITLES.

The section titles used in this agreement are for the convenience of the parties only and are not intended to be used for the purpose of construing or interpreting the meaning of any section.

14.                               AGREEMENTS AFFECTING FARMOUT LANDS.

14.1                           FARMEE BOUND.

Except as otherwise provided, Farmee shall be bound by any agreement which affects the Lands at the time of assignment to Farmee.

15.                               PERMISSION TO ASSIGN.

This Farmout Agreement may not be assigned by Farmee without the prior written consent of Farmor.  Such consent shall not be unreasonably withheld.  Farmor and Farmee agree that record title and the administration of this Farmout Agreement may be held and maintained by Reef Exploration, Inc., 1901 North Central Expressway, Suite 300

16.                               REASSIGNMENT.

Subject to the provisions of Section 5, it is understood that at the time any well drilled on any Drilling Unit under the terms of this Agreement becomes incapable of producing oil or gas in paying quantities, thus becoming noncommercial, or rework operations are not commenced within one hundred twenty (120) days (or sixty (60) days in the event the Lease are not otherwise being maintained), or if rework operations fail and production in paying quantities is not restored, Farmee will, at such time, reassign the assigned acreage and leases to Farmor by recordable instrument free and clear of any liens, and encumbrances and any lease burdens not in existence as of the date of the original Assignment from Farmor to Farmee.

17.                               EXECUTION.

Time is of the essence of this Agreement in all of its parts.  This Agreement may be executed in any number of counterparts, each of which shall be considered as an original for all purposes.  The terms, covenants and conditions of this Agreement shall run in favor of and be binding upon the parties and their successors, heirs, and assigns, and shall run with the Leases and the Lands.

17.1                           RATIFICATION.

The execution and delivery of a good and sufficient instrument of ratification may execute this Agreement, adopting and entering into this Agreement.  Such ratification shall have the same effect as if the party executing it had executed this Agreement or a counterpart of this Agreement.

17.2                           EFFECTIVE DATE.

This Agreement shall be effective as of the Effective Date stated even though actually signed at a later date.

AGREED TO AND EXECUTED THIS 6th DAY OF FEBRUARY, 2003

FARMOR:	REEF PARTNERS 2001-A INCOME FUND LP
1901 North Central Expressway
Suite 300
Richardson, Texas 75080

By:	/s/ Michael J. Mauceli
Michael J. Mauceli
Managing Partner

FARMOR:	REEF PARTNERS 2001-B INCOME FUND LP
1901 North Central Expressway
Suite 300
Richardson, Texas 75080

By:	/s/ Michael J. Mauceli
Michael J. Mauceli
Managing Partner

FARMOR:	REEF EXPLORATION, INC.
1901 North Central Expressway
Suite 300
Richardson, Texas 75080

By:	/s/ Michael J. Mauceli
Michael J. Mauceli
President

FARMEE:	Reef Global Energy I LP
1901 North Central Expressway
Suite 300
Richardson, Texas 75080

By:	/s/ Michael J. Mauceli
Michael J. Mauceli
Managing Partner